Exhibit 99.1

Iron Mountain Reports Fourth Quarter and Full-year 2013 Financial Results

Full-year Results in-line with Revenue, Adjusted OIBDA and Adjusted EPS Guidance

Fourth Quarter Performance Driven by Strong Constant Dollar Storage Rental Growth of 4.9%;

Core Acquisition Activity Supports Future Growth

Company Reiterates 2014 Guidance

BOSTON--(BUSINESS WIRE)--February 28, 2014--Iron Mountain Incorporated (NYSE: IRM), the storage and information management services company, today reported financial and operating results for the fourth quarter and year ended December 31, 2013. Total reported revenues for the fourth quarter were $769 million, compared with $758 million in 2012. On a constant dollar (C$) basis, total revenue growth for the quarter was 2.7%, reflecting storage rental revenue gains of 4.9%, offset by modest service revenue declines of 0.4%. Adjusted OIBDA was $195 million, compared with $207 million in 2012. Adjusted EPS was $0.15 per share ($0.25 per share on a GAAP basis), compared with $0.20 per share ($0.15 per share on a GAAP basis), in 2012.

For the full year, total reported revenues were $3,026 million compared with $3,005 million in 2012. Adjusted OIBDA was $896 million for the year compared with $912 million in 2012. Adjusted EPS was $1.03 per share ($0.52 per share on a GAAP basis), compared with $1.21 per share ($1.05 per share on a GAAP basis), in 2012.

Fourth quarter and full-year Adjusted OIBDA were reduced by approximately $19 million and $23 million, respectively, related to the company’s organizational realignment. The company previously estimated these charges would total $30 million, and additional charges of approximately $7 million related to this realignment are expected to be recognized in 2014. Excluding the restructuring charge and related tax impacts, fourth quarter and full-year Adjusted EPS would have been $0.22 per share and $1.10 per share, respectively.

Reconciliations of supplemental non-GAAP measures to GAAP measures may be found in Appendix A or by visiting the Investor Relations page at www.ironmountain.com under “Supplemental Data.”

“Our fourth quarter and full-year results demonstrate the durability of our storage rental revenue and the contribution that attractive acquisitions in developed and high-growth emerging markets can make to the long-term growth of our high-return business,” said William L. Meaney, Iron Mountain’s president and chief executive officer. “We are beginning to execute on our recent organizational realignment and implementation of our strategic plan, with sharper focus on core capabilities, and an expanded pipeline of acquisition and emerging business opportunities. Moreover, we believe our enhanced commitment to the key value drivers in our business and continued focus on prudent capital allocation will drive long-term growth and sustainable returns.”

Fourth quarter constant dollar storage rental growth of 4.9% reflects strong increases of 12.5% in the company’s International business and consistent 2.2% growth in North America. “Our business fundamentals for the fourth quarter were in line with our expectations, and we are pleased with the underlying trends in the business as we move into 2014,” Meaney said.

During the quarter, the company completed the previously disclosed acquisition of Cornerstone Records Management in the United States. In December, the company acquired Databox, a Chinese records management firm, with operations in eight cities in China, including Shanghai, Beijing and Guangzhou.

For the full year, the company completed more than $320 million in acquisitions, established a presence in Colombia and expanded its platform in other emerging markets such as China, Peru and Brazil. “In these markets we seek to enhance our market leadership, generate solid returns and capture a significant amount of records storage that has yet to be outsourced,” added Meaney.

“We also continued to make progress with development of our first above-ground data center during the quarter,” Meaney said. “Construction is on plan, and this new center is scheduled to come on line by the end of the second quarter of 2014. Consistent with our prudent approach to capital allocation, we are releasing capital to fund our data center initiative in phases based on customer commitments, and our strong pipeline supports our capital plan for the year.”

Operations Review

Operating performance for the year was in line with expectations, with consistent C$ storage rental revenue growth of 3.9%, offsetting service revenue declines of 1.5%. Internal storage rental growth for the year was 2.1%, driven by 6.2% gains in the International business and 0.8% in North America. Foreign currency rate changes reduced reported storage rental revenue growth rates by approximately 0.8% for the year.

Global records management volume grew by 5.8% on a year-over-year basis, supported by solid 12.2% volume increases in the International business, driven by strong growth from both emerging and developed markets as well as recent acquisitions. In North America, year-over-year records management volume increased by 3.7%, driven primarily by acquisitions, and net pricing increased by approximately 1.3% for the year.

As the company has previously noted, service revenues reflect a trend toward reduced retrieval/re-file activity and related transportation revenues; however, the rate of these declines has begun to moderate in recent periods. Fourth quarter service revenue growth was roughly flat at C$ (0.4)% compared with the prior-year period. These results reflect a 3.2% increase in core service revenue driven by recent acquisitions with related new incoming volume and transportation fees, offset by a 10% decrease in complementary service revenue due to lower recycled paper pricing when compared with prior year averages, and delayed timing with some Document Management Services special projects.

Financial Review

Adjusted OIBDA margins for the fourth quarter decreased by 180 basis points to 25.4%, compared with the fourth quarter of 2012, due to the recognition of the $19 million of restructuring related charges noted earlier. Full-year Adjusted OIBDA margins in North America remained solid at 40.6% (41.3% excluding the restructuring charges), with the International business achieving 24.4% (24.8% excluding the restructuring charges).

Adjusted EPS for the fourth quarter of 2013 compared to the same prior-year period reflects the full-quarter impact of 17 million shares issued in connection with the special dividend paid in November 2012 and the restructuring charges noted earlier.

Free Cash Flow (FCF) for 2013 before acquisitions, real estate capital expenditures, operating costs and cash taxes related to the proposed conversion to a real estate investment trust, or REIT, was $390 million, compared with $347 million for the same period in 2012, primarily due to lower cash taxes partially offset by higher capital expenditures. Capital expenditures in 2013 (excluding $66 million of real estate and $23 million of REIT-related capital expenditures), totaled $223 million, or 7.4% of revenues. The company’s liquidity position remains strong with more than $940 million of total availability. The company amended its credit agreement in August 2013, and the net total lease adjusted leverage ratio was 5.0x at year end, as compared to a maximum allowable ratio of 6.5x. The calculation for this ratio is net debt including the capitalized value of lease obligations divided by EBITDAR as defined in the credit agreement, whereas the company’s previous consolidated leverage ratio did not adjust for leases.

Dividends

On December 16, 2013, Iron Mountain’s board of directors declared a quarterly cash dividend of $0.27 per share for stockholders of record as of December 27, 2013, which was paid on January 15, 2014.

Financial Performance Outlook

Today the company reiterated its 2014 full-year guidance for Revenues, Adjusted OIBDA and Adjusted EPS. This guidance is based on current expectations and does not include the potential impact of any future acquisitions, divestitures, or costs and expenditures associated with the proposed REIT:

($MM except per share data)	Current	C$ Growth
Revenues	$3,090 - $3,170	2% - 4%(1)
Adjusted OIBDA(2)	$930 - $960	2% - 5%
Adjusted EPS	$1.03 - $1.14
Investments:
Capex (ex RE)(3)	~$245
Real Estate(4)	~$90
FCF (ex RE)	$300 - $340

1. Includes 0% - 2% internal revenue growth

2. Excludes approximately $7 million of charges related to the company’s organizational realignment

3. Includes ~$6 million for the relocation of the Boston headquarters

4. Includes ~$40 million for data center construction

As previously disclosed, for 2014, the company anticipates solid total revenue and Adjusted OIBDA growth rates driven by sustained revenue and profit contribution in North America, and continued solid revenue and profit growth in International. Guidance for 2014 assumes approximately 2.5% revenue benefit from 2013 acquisitions and approximately $20 - $25 million of Adjusted OIBDA, including initial acquisition integration costs. The company’s 2014 guidance reflects expected cost savings from 2013 restructuring initiatives; those benefits will offset cost inflation and pressure from expected core service declines and will support investment to advance the company’s strategic plan. The company’s capital spending and free cash flow outlook include an estimated $50 million of spending related to acquisition integration and facility consolidation. Although the company continues to pursue REIT conversion effective January 1, 2014, the preceding outlook is presented on a C-Corp basis.

Iron Mountain’s conference call to discuss its fourth quarter and full-year 2013 financial results will be held today at 8:30 a.m. Eastern Time. The company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation, replays of the conference call and related transcript will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management services. The company’s real estate network of over 66 million square feet across more than 1,000 facilities in 36 countries allows it to serve customers around the world. And its solutions for records management, data management, document management, and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2014 financial performance outlook and statements regarding our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as our acquisition pipeline, the anticipated benefits from our organizational realignment and our proposed conversion to a REIT. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others: (i) even though we continue to pursue conversion to a REIT, we may not be able to convert to a REIT effective January 1, 2014 or at all. Please see the particular risks related to the REIT conversion described in the Company’s Annual Report on Form 10-K filed March 1, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 1, 2013; (ii) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (iii) the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers' information; (iv) changes in the price for our storage and information management services relative to the cost of providing such storage and information management services; (v) changes in customer preferences and demand for our storage and information management services; (vi) the adoption of alternative technologies and shifts by our customers to storage of data through non-paper based technologies; (vii) the cost or potential liabilities associated with real estate necessary for our business; (viii) the performance of business partners upon whom we depend for technical assistance or management expertise outside the U.S.; (ix) changes in the political and economic environments in the countries in which our international subsidiaries operate; (x) claims that our technology violates the intellectual property rights of a third party; (xi) changes in the cost of our debt; (xii) the impact of alternative, more attractive investments on dividends; (xiii) our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (xiv) other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated; and (xv) other risks described more fully in the Company’s Annual Report on Form 10-K filed on March 1, 2013, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, under “Item 1A. Risk Factors,” and other documents that the Company files with the Securities and Exchange Commission from time to time. Except as required by law, the Company undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

We have presented in this earnings release financial data (Adjusted OIBDA, Adjusted OIBDA Margin %, Adjusted EPS and FCF) that exclude certain costs associated with the company’s 2011 proxy contest, the previous work of the former Strategic Review Special Committee of the board of directors and the company’s proposed REIT conversion (collectively, “REIT Costs”). Reconciliations of supplemental non-GAAP measures to GAAP measures are presented below and available at the Investor Relations page at www.ironmountain.com under “Supplemental Data.” We believe the adjusted data provides meaningful supplemental information regarding the company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning, forecasting and assessing the performance of the organization or our individual operating segments. We believe that the adjusted data also facilitates the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Selected Financial Data:
(dollars in millions, except per share data)	Q4/2012	Q4/2013	Inc (Dec)	YTD 2012	YTD 2013	Inc (Dec)
Revenues	$758	$769	1.3%	$3,005	$3,026	0.7%

Gross Profit (excluding D&A)	$420	$432	3.0%	$1,728	$1,737	0.5%
Gross Margin %	55.4%	56.3%		57.5%	57.4%

Adjusted OIBDA	$207	$195	(5.5)%	$912	$896	(1.8)%
Adjusted OIBDA Margin %	27.2%	25.4%		30.4%	29.6%

Operating Income	$103	$97	(5.0)%	$557	$492	(11.6)%
Interest Expense, net	$64	$64	(1.1)%	$243	$254	4.8%

Income from Continuing Operations	$27	$49	78.15%	$183	$100	(45.5)%
Adj. EPS from Continuing Operations – FD	$0.20	$0.15	(25.0)%	$1.21	$1.03	(14.9)%

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation, Amortization, Intangible Impairments, and REIT Costs, or Adjusted OIBDA

Adjusted OIBDA is defined as operating income before depreciation, amortization, intangible impairments, (gain) loss on disposal/write-down of property, plant and equipment, net, and REIT Costs. Adjusted OIBDA Margin is calculated by dividing Adjusted OIBDA by total revenues. These measures are an integral part of the internal reporting system we use to assess and evaluate the operating performance of our business. We use multiples of current or projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA

Margin provide our current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Adjusted Earnings Per Share from Continuing Operations, or Adjusted EPS

Adjusted EPS is defined as reported earnings per share from continuing operations excluding: (1) (gain) loss on the disposal/write-down of property, plant and equipment, net; (2) intangible impairments; (3) other (income) expense, net; (4) REIT Costs; and (5) the tax impact of reconciling items and discrete tax items. We do not believe these excluded items to be indicative of our ongoing operating results, and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to our current and potential investors when comparing our results from past, present and future periods.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities from continuing operations less capital expenditures (excluding real estate and capital expenditures associated with the REIT conversion), net of proceeds from the sales of property and equipment and other, net, and additions to customer relationship and acquisition costs. REIT Costs are also excluded from FCF. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe this measure provides relevant and useful information to our current and potential investors. FCF is a useful measure in determining our ability to generate excess cash that may be used for reinvestment in the business, discretionary deployment in investments such as real estate or acquisition opportunities, returning of capital to our stockholders and voluntary prepayments of indebtedness.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures. Columns may not foot due to rounding.

Operating Income reconciled to Adjusted OIBDA (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Operating Income	$103	$97	$557	$492
Add: Depreciation & Amortization	80	83	316	322
Loss (gain) on disposal/write-down of PP&E, net	6	1	4	(1)
REIT Costs	18	14	34	83
Adjusted OIBDA	$207	$195	$912	$896

Reported EPS from Continuing Operations – Fully Diluted reconciled to Adjusted EPS from Continuing Operations – Fully Diluted:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Reported EPS from Continuing Operations – FD	$0.15	$0.25	$1.05	$0.52
Add: Loss (gain) on disposal/write-down of PP&E, net	0.03	--	0.03	(0.01)
Other Expense, net	0.01	0.06	0.09	0.39
REIT Costs	0.10	0.08	0.20	0.45
Less: Tax impact of reconciling items and discrete tax items	(0.09)	(0.24)	(0.16)	(0.32)
Adjusted EPS from Continuing Operations – FD	$0.20	$0.15	$1.21	$1.03

Weighted average common shares outstanding – FD (000s)	181,967	192,699	174,867	192,412

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities from Continuing Operations (in millions):

	Year Ended December 31,
	2012	2013
Free Cash Flows Before Acquisitions and Discretionary Investments	$347	$390
Add: Capital Expenditures (excluding real estate), net	184	217
Additions to Customer Acquisition Costs	29	30
Less: REIT Conversion Costs, net of tax	(24)	(54)
REIT Cash Taxes	(80)	(53)
REIT Conversion Capital Expenditures	(13)	(23)
Cash Flows from Operating Activities from Continuing Operations	$444	$507

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in Thousands except Per Share Data) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2013	2012	2013
REVENUES:
Storage Rental	$439,696	$455,364	$1,733,138	$1,784,721
Service	318,771	313,168	1,272,117	1,241,202

Total Revenues	758,467	768,532	3,005,255	3,025,923

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	338,411	336,081	1,277,113	1,288,878
Selling, General and Administrative	231,698	250,844	850,371	924,031
Depreciation and Amortization	79,882	83,249	316,344	322,037
Loss (Gain) on Disposal / Write-down of Property, Plant and Equipment, Net	5,915	958	4,400	(1,417)

Total Operating Expenses	655,906	671,132	2,448,228	2,533,529

OPERATING INCOME	102,561	97,400	557,027	492,394

INTEREST EXPENSE, NET	64,218	63,518	242,599	254,174
OTHER EXPENSE, NET	1,554	11,235	16,062	75,202

Income from Continuing Operations before Provision
for Income Taxes	36,789	22,647	298,366	163,018

PROVISION (BENEFIT) FOR INCOME TAXES	9,529	(25,898)	114,873	63,057
INCOME FROM CONTINUING OPERATIONS	27,260	48,545	183,493	99,961
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	(1,074)	(684)	(6,774)	831
LOSS ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX	-	-	(1,885)	-
NET INCOME	26,186	47,861	174,834	100,792

Less: Net Income Attributable to the Noncontrolling Interests	692	596	3,126	3,530

Net Income Attributable to Iron Mountain Incorporated	$25,494	$47,265	$171,708	$97,262

EARNINGS (LOSSES) PER SHARE – BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.15	$0.25	$1.06	$0.52
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.01)	$(0.00)	$(0.05)	$0.00
Net Income Attributable to Iron Mountain Incorporated	$0.14	$0.25	$0.99	$0.51
EARNINGS (LOSSES) PER SHARE – DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.15	$0.25	$1.05	$0.52
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.01)	$(0.00)	$(0.05)	$0.00
Net Income Attributable to Iron Mountain Incorporated	$0.14	$0.25	$0.98	$0.51

DIVIDENDS DECLARED PER COMMON SHARE	$4.3300	$0.2700	$5.12	$1.0800
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	180,022	191,606	173,604	190,994
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	181,967	192,699	174,867	192,412

Adjusted Operating Income before Depreciation and Amortization	$206,608	$195,245	$912,217	$895,881

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in Thousands) (Unaudited)

	December 31, 2012	December 31, 2013
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$243,415	$120,526
Restricted Cash	33,612	33,860
Accounts Receivable (less allowances of $25,209 and $34,645, respectively)	572,200	616,797
Other Current Assets	174,865	162,424
Total Current Assets	1,024,092	933,607

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,443,323	4,631,067
Less: Accumulated Depreciation	(1,965,596)	(2,052,807)
Property, Plant and Equipment, net	2,477,727	2,578,260

OTHER ASSETS:
Goodwill, net	2,334,759	2,463,352
Other Non-current Assets, net	_ _ 521,761	_ _ 677,786
Total Other Assets	2,856,520	3,141,138

Total Assets	$6,358,339	$6,653,005

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$92,887	$52,583
Other Current Liabilities	812,066	906,518
Total Current Liabilities	904,953	959,101

LONG-TERM DEBT, NET OF CURRENT PORTION	3,732,116	4,119,139
OTHER LONG-TERM LIABILITIES	558,822	516,931
COMMITMENTS AND CONTINGENCIES
TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	1,149,971	1,047,338
NONCONTROLLING INTERESTS	12,477	10,496

TOTAL EQUITY	1,162,448	1,057,834

Total Liabilities and Equity	$6,358,339	$6,653,005

CONTACT:
Iron Mountain Incorporated
Investor Relations Contacts:
Melissa Marsden, 617-535-8595
Senior Vice President, Investor Relations
melissa.marsden@ironmountain.com
or
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com